Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of SL Science Holding Limited  of our report dated April 8, 2026 relating to the financial statements of Horizon Space Acquisition II Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form F-1.

/s/ Marcum Asia CPAs LLP

New York, NY

July 31, 2026